QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

Consent of Independent Auditors

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 27, 2001 for Schuler Homes, Inc., our report dated May 16, 2001 for Schuler Residential, Inc. and our report dated April 30, 2001 for Western Pacific Housing, in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Schuler Homes, Inc. for the registration of its $250,000,000 9 3/8% Senior Exchange Notes Due 2009 and $150,000,000 10 1/2% Senior Subordinated Exchange Notes Due 2011.

/s/ ERNST & YOUNG LLP

Los Angeles, California November 15, 2001

QuickLinks

Consent of Independent Auditors